Vicor Corporation Appoints Liam K. Griffin to Its Board of Directors

ANDOVER, MA -- (Marketwire - September 30, 2009) - Vicor Corporation (NASDAQ: VICR) announced today the appointment of Liam K. Griffin to its Board of Directors, effective October 1, 2009. Concurrent with approval of Mr. Griffin's appointment, the Board also approved the expansion of the Board to nine members.

Mr. Griffin, 42, currently serves as Senior Vice President, Sales and Marketing, for Skyworks Solutions, Incorporated, a designer, manufacturer and marketer of performance analog and mixed signal semiconductors that enable wireless connectivity. Previously, he was employed by Vectron International, a division of Dover Corp., as Vice President of Worldwide Sales from 1997 to 2001, and as Vice President of North American Sales from 1995 to 1997. His prior experience included positions in marketing and engineering with units of AT&T Corp.

Patrizio Vinciarelli, Chairman of the Board, President and Chief Executive Officer of Vicor Corporation, stated, "We are quite pleased to have Liam join our Board as an independent director. With a broadening portfolio of Bricks, V•I Chips and Picor products, we anticipate our go-to-market strategy will evolve, and Liam, given his expertise in building and managing global sales and marketing organizations, should make a strong contribution to our team."

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:

James A. Simms
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439